Exhibit 99.1

Contacts:

Vincent Zanna

Vice President, Treasurer

(212) 209-8090

Allison Malkin / Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES FIRST QUARTER 2016 RESULTS

NEW YORK, May 25, 2016 — J.Crew Group, Inc. (the “Company”) today announced financial results for the three months ended April 30, 2016.

First Quarter highlights:

•	Total revenues decreased 3% to $567.5 million. Comparable company sales decreased 7% following a decrease of 8% in the first quarter last year.
•	J.Crew sales decreased 6% to $480.7 million. J.Crew comparable sales decreased 8% following a decrease of 10% in the first quarter last year.
•	Madewell sales increased 17% to $72.5 million. Madewell comparable sales increased 6% following an increase of 12% in the first quarter last year.
•	Gross margin was 36.1% compared to 37.2% in the first quarter last year.
•	Selling, general and administrative expenses were $192.2 million, or 33.9% of revenues, compared to $203.8 million, or 35.0% of revenues in the first quarter last year.
•

Operating income was $7.3 million compared with an operating loss of $520.6 million in the first quarter last year. This year and last year reflect the impact of pre-tax, non-cash impairment charges of $5.4 million and $533.4 million, respectively.

•	Net loss was $8.0 million compared to $462.4 million in the first quarter last year. The net losses reflect the impact of the non-cash impairment charges.
•

Adjusted EBITDA increased to $45.4 million from $44.8 million in the first quarter last year. An explanation of the manner in which the Company uses adjusted EBITDA and a reconciliation to GAAP measures are included in Exhibit (3).

Millard Drexler, Chairman and Chief Executive Officer, commented, “Overall, we have been aggressive in managing all aspects of our business in a challenging retail environment while continuing to focus on delivering the very best product and brand experience for our customers across all channels. We look forward to the contributions from our assortment and merchandising strategies within our J.Crew brand, the continued growth of Madewell and Mercantile and other key operational initiatives including our SG&A, sourcing and supply chain optimization programs.”

Balance Sheet highlights:

•	Cash and cash equivalents were $54.7 million compared to $64.5 million at the end of the first quarter last year.
•

Total debt, net of discount and deferred financing costs, was $1,515 million compared to $1,526 million at the end of the first quarter last year. No borrowings were outstanding at April 30, 2016 or May 2, 2015. As of the date of this release, there were outstanding borrowings of $10 million under the ABL Facility with excess availability of approximately $320 million.

•

Inventories were $391.4 million compared to $410.1 million at the end of the first quarter last year. Inventories decreased 5% and inventories per square foot decreased 11% compared to the end of the first quarter last year.

Related Party

On November 4, 2013, Chinos Intermediate Holdings A, Inc. (the “Issuer”), an indirect parent holding company of the Company, issued $500 million aggregate principal of 7.75/8.50% Senior PIK Toggle Notes due May 1, 2019 (the “PIK Notes”).

The PIK Notes are (i) senior unsecured obligations of the Issuer, (ii) structurally subordinated to all of the liabilities of the Issuer’s subsidiaries, and (iii) not guaranteed by any of the Issuer’s subsidiaries, and therefore are not recorded in the financial statements of the Company.

On April 29, 2016, the Issuer delivered notice to U.S. Bank N.A., as trustee, under the indenture governing the PIK Notes, that with respect to the interest that will be due on such notes on the November 1, 2016 interest payment date, the Issuer will make such interest payment by paying in kind at the PIK interest rate of 8.50% instead of paying in cash. The PIK election will increase the outstanding principal balance of the PIK Notes by $22.2 million to $543.4 million. Therefore, the Company will not pay a dividend to the Issuer in the third quarter of fiscal 2016 to fund a semi-annual interest payment. Pursuant to the terms of the indenture governing the PIK Notes, the Issuer intends to evaluate this option prior to the beginning of each interest period based on relevant factors at that time.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which the Company uses adjusted EBITDA and an associated reconciliation to GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss first quarter results is scheduled for today, May 25, 2016, at 4:30 PM Eastern Time. Investors and analysts interested in listening to the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be simultaneously webcast at www.jcrew.com. A replay of this call will be available until June 1, 2016 and can be accessed by dialing (877) 870-5176 and entering conference ID number 13637855.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized omni-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of May 25, 2016, the Company operates 287 J.Crew retail stores, 106 Madewell stores, jcrew.com, jcrewfactory.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 164 factory stores (including 22 J.Crew Mercantile stores). Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including projected store count and square footage in Exhibit (4) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events, and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the Company’s substantial indebtedness and the indebtedness of its indirect parent, the retirement, repurchase or exchange of its indebtedness or the indebtedness of its indirect parent, its substantial lease obligations, the strength of the global economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, its ability to anticipate and timely respond to changes in trends and consumer preferences, its ability to successfully develop, launch and grow its newer concepts and execute on strategic initiatives, product offerings, sales channels and businesses, adverse or unseasonable weather, material disruption to its information systems, its ability to implement its real estate strategy, its ability to implement its international expansion strategy, its ability to attract and retain key personnel, interruptions in its foreign sourcing operations, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	First Quarter Fiscal 2016	First Quarter Fiscal 2015
Net sales:
J.Crew	$480,756	$508,732
Madewell	72,463	61,851
Other	14,280	11,221
Total revenues	567,499	581,804
Cost of goods sold, including buying and occupancy costs	362,545	365,281
Gross profit	204,954	216,523
As a percent of revenues	36.1%	37.2%
Selling, general and administrative expenses	192,235	203,753
As a percent of revenues	33.9%	35.0%
Impairment losses	5,396	533,362
Operating income (loss)	7,323	(520,592)
As a percent of revenues	1.3%	(89.5)%
Interest expense, net	18,215	17,309
Loss before income taxes	(10,892)	(537,901)
Benefit for income taxes	(2,851)	(75,490)
Net loss	$(8,041)	$(462,411)

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	April 30, 2016	January 30, 2016	May 2, 2015

Assets
Current assets:
Cash and cash equivalents	$54,690	$87,812	$64,459
Inventories	391,360	372,410	410,078
Prepaid expenses and other current assets	69,436	65,605	59,358
Refundable and prepaid income taxes	—	—	9,450
Total current assets	515,486	525,827	543,345

Property and equipment, net	387,836	398,244	396,731

Intangible assets, net	457,720	460,744	642,423

Goodwill	107,900	107,900	783,815

Other assets	8,329	7,261	7,664
Total assets	$1,477,271	$1,499,976	$2,373,978

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$236,230	$248,342	$255,728
Other current liabilities	156,943	157,765	154,770
Interest payable	5,293	5,279	5,564
Income taxes payable	9,967	7,086	—
Current portion of long-term debt	15,670	15,670	15,670
Total current liabilities	424,103	434,142	431,732

Long-term debt, net	1,499,080	1,501,917	1,510,424

Lease-related deferred credits, net	135,086	131,812	115,296

Deferred income taxes, net	142,610	148,819	240,863

Other liabilities	53,068	52,273	39,031

Stockholders’ equity (deficit)	(776,676)	(768,987)	36,632
Total liabilities and stockholders’ equity	$1,477,271	$1,499,976	$2,373,978

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

(unaudited)

The following table reconciles net loss reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (measured in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (measured in accordance with GAAP).

(in millions)	First Quarter Fiscal 2016	First Quarter Fiscal 2015
Net loss	$(8.0)	$(462.4)
Benefit for income taxes	(2.9)	(75.5)
Interest expense	18.2	17.3
Depreciation and amortization (including intangible assets)	29.3	29.0
EBITDA	36.6	(491.6)
Impairment losses	5.4	533.4
Share-based compensation	0.4	1.3
Amortization of lease commitments	0.4	(0.9)
Sponsor monitoring fees	2.6	2.6
Adjusted EBITDA	45.4	44.8
Taxes paid	(0.1)	(0.3)
Interest paid	(18.2)	(18.7)
Changes in working capital	(37.7)	(30.7)
Cash flows from operating activities	(10.6)	(4.9)
Cash flows from investing activities	(19.1)	(18.5)
Cash flows from financing activities	(3.9)	(23.4)
Effect of changes in foreign exchange rates on cash and cash equivalents	0.5	0.2
Decrease in cash	(33.1)	(46.6)
Cash and cash equivalents, beginning	87.8	111.1
Cash and cash equivalents, ending	$54.7	$64.5

The Company presents Adjusted EBITDA, a non-GAAP financial measure, because it uses such measure to: (i) monitor the performance of its business, (ii) evaluate its liquidity, and (iii) determine levels of incentive compensation. The Company believes the presentation of this measure will enhance the ability of its investors to analyze trends in its business, evaluate its performance relative to other companies in the industry, and evaluate its ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (4)

Actual and Projected Store Count and Square Footage(1)

(unaudited)

	Fiscal 2016
Quarter	Total stores open at beginning of the period	Number of stores opened during the period(2)	Number of stores closed during the period(2)	Total stores open at end of the period
First Quarter (3)	551	6	—	557
Second Quarter (4)	557	7	—	564
Third Quarter (4)	564	10	(2)	572
Fourth Quarter (4)	572	13	(3)	582
Fiscal 2016	551	36	(5)	582

	Fiscal 2016
Quarter	Total gross square feet at beginning of the period	Gross square feet for stores opened or expanded during the period	Reduction of gross square feet for stores closed or downsized during the period	Total gross square feet at end of the period
First Quarter (3)	3,057,176	25,292	—	3,082,468
Second Quarter (4)	3,082,468	39,236	(10)	3,121,694
Third Quarter (4)	3,121,694	48,339	(9,294)	3,160,739
Fourth Quarter (4)	3,160,739	67,238	(11,554)	3,216,423
Fiscal 2016	3,057,176	180,105	(20,858)	3,216,423
(1)	Store count and square footage summary includes one retail store and one Madewell store that are temporarily closed at the time of this announcement and that are expected to re-open in April 2017.
(2)	The detail of the number of stores to be opened or closed during fiscal 2016 is as follows:

	Retail	Factory	Mercantile	Madewell	International	Total
Open	2	3	20	10	1	36
Conversion to J.Crew Mercantile	(1)	(9)	10	—	—	—
Close	(3)	—	—	(1)	(1)	(5)
Net	(2)	(6)	30	9	—	31
(3)	Reflects actual activity.
(4)	Reflects projected activity.